FOR IMMEDIATE RELEASE
Contact: ir@gipreit.com

Generation Income Properties
Announces Closing of $5.5 Million Retail Asset

Tampa, FL – August 29, 2024 – Generation Income Properties, Inc. (NASDAQ: GIPR) (“GIP” or the “Company”) announced the strategic acquisition of a 30,465 square foot retail building located in Ames, Iowa. The purchase price for the asset was $5.5 million, excluding transaction costs. The building is currently occupied by Best Buy, a reputable tenant with an investment-grade credit rating of BBB+ by Standard & Poor's. The existing lease agreement has approximately 6 years remaining, providing stable long-term income. The tenant can extend the lease for two consecutive periods of 5 years each, ensuring potential for continued revenue generation. The annualized base rent from the lease stands at approximately $405,470, contributing to GIPR's rental income stream.

GIPR financed the acquisition using a combination of approximately 55% cash and 45% debt, demonstrating a balanced approach to capital allocation. This strategic acquisition aligns with GIPR's objective to expand its portfolio with high-quality, income-generating assets. The addition of another investment-grade asset underscores GIPR's disciplined approach to identifying, underwriting, and executing acquisitions for the benefit of its shareholders.

David Sobelman, President and Chief Executive Officer of GIPR, commented on the significance of the acquisition: "In today's challenging market environment, we are pleased to have successfully acquired another investment-grade asset. This transaction exemplifies GIPR's commitment to disciplined investment strategies and our unwavering focus on shareholder value creation."

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in densely populated submarkets throughout the United States. Additional information about Generation Income Properties, Inc. can be found on the Company’s corporate website: www.gipreit.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to our monthly distribution. There can be no assurance that future distributions will be declared. The declaration of future monthly distributions is subject to approval of our Board of Directors each quarter after its review of our financial performance and cash needs. Declaration of

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future distributions is also subject to various risks and uncertainties, including: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of distributions under existing or future financing arrangements; changes in tax laws relating to corporate distribution; the deterioration in our financial condition or results; and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission.

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